Exhibit 21.1 – Subsidiaries of the Company

•	Halo, Purely for Pets, Inc., a Delaware corporation
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•	Bona Vida, Inc., a Delaware corporation
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•	Aimia Pet Healthco, Inc., a corporation organized under the laws of Ontario, Canada
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•	1000994085 Ontario, Inc., a corporation organized under the laws of Ontario, Canada
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•	SRx Health Solutions (Canada), Inc., a corporation organized under the laws of Ontario, Canada